Exhibit 99.1

Papa John’s Announces Fourth Quarter and Full Year 2020 Financial Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 25, 2021--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three months and full year ended December 27, 2020.

Fourth quarter highlights compared to prior year

  Total revenues of $469.8 million, up 12.5% over 2019
  Comparable sales up by 13.5% in North America and 21.4% Internationally
  Earnings per diluted share rose to $0.28 from loss per diluted share of ($0.18)
  Adjusted earnings per diluted share grew to $0.40 versus adjusted loss per diluted share of ($0.25), excluding Special items
  40 net unit openings in the fourth quarter driven by International
  Paid end-of-year bonuses to front-line team members of $2.7 million ($0.06 per diluted share)

Full year 2020 highlights compared to prior year

  Total revenues of $1,813.2 million, up 12.0% over 2019
  Comparable sales up by 17.6% in North America and 12.6% Internationally
  Earnings per diluted share rose to $1.28 compared to loss per diluted share of ($0.24)
  Adjusted earnings per diluted share grew to $1.40 from adjusted earnings per diluted share of $0.03, excluding Special items
  Cash flow from operations of $186.4 million and free cash flow of $137.1 million for full year 2020

“2020 was a transformational year for Papa John’s, as we turned our focus to the future. We were able to deliver industry-leading sales growth and significant profitability by coming together as a system to take care of our team members, customers and communities in one of the most challenging years in history,” said President & CEO Rob Lynch. “Q4 2020 was the third consecutive quarter of double-digit comparable sales growth and the sixth straight quarter of positive comparable sales in North America. We ended the year with the launch of Epic Stuffed Crust, the biggest product innovation in the company’s history, and our future is extremely bright.”

Mr. Lynch continued, “We are confident that the foundations of our business – our company’s core values, our iconic brand, our dedicated team members, our strong franchise system and our rapidly improving financial performance – are stronger than ever, and we continue to build momentum. We remain hopeful for a swift end to the global pandemic and continue to prioritize the health and safety of our team and customers, while we meet our responsibility to serve millions of new and returning customers.”

Global Restaurant and Comparable Sales Information

Global restaurant and comparable sales information for the three months and full year ended December 27, 2020, compared to the three months and full year ended December 29, 2019 are as follows:

	Three Months Ended		Year Ended
	Dec. 27, 2020	Dec. 29, 2019	Dec. 27, 2020	Dec. 29, 2019

Global restaurant sales growth / (decline) (a)	15.5%	4.4%	15.1%	(0.8%)

Global restaurant sales growth, excluding the impact of foreign currency (a)	15.4%	4.7%	15.9%	0.3%

Comparable sales growth / (decline) (b)
Domestic company-owned restaurants	10.2%	4.1%	14.2%	(2.7%)
North America franchised restaurants	14.5%	3.3%	18.6%	(2.0%)
System-wide North America restaurants	13.5%	3.5%	17.6%	(2.2%)

System-wide international restaurants (c)	21.4%	2.4%	12.6%	1.1%
(a)	Includes both company-owned and franchised restaurant sales.
(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. See “Supplemental Information and Financial Statements” below for a discussion of comparable sales, a key operating metric.

(c)

Includes the impact of temporarily closed stores. Excluding those stores, comparable sales growth for System-wide international restaurants would have been approximately 22.9% and 15.9% for the three months and full year ended December 27, 2020, respectively. There were no temporarily closed stores for the comparable periods ended December 29, 2019.

Financial Highlights

	Three Months Ended			Year Ended
In thousands, except per share amounts	Dec. 27, 2020	Dec. 29, 2019	Increase	Dec. 27, 2020	Dec. 29, 2019	Increase
Revenue	$469,811	$417,514	$52,297	$1,813,234	$1,619,248	$193,986
Operating income (loss)	19,698	(132)	19,830	90,253	24,535	65,718
Net income (loss)	13,167	(2,142)	15,309	57,932	4,866	53,066
Diluted earnings (loss) per share	0.28	(0.18)	0.46	1.28	(0.24)	1.52
Adjusted diluted earnings per share (a)	0.40	(0.25)	0.65	1.40	0.03	1.37
(a)

Adjusted diluted earnings per share is a non-GAAP measure that excludes “Special items,” which impact comparability. Special items for 2020 include strategic corporate reorganization costs associated with our new office in Atlanta, Georgia projected to open in the summer of 2021. The reconciliation of GAAP to non-GAAP financial results is included in “Reconciliation of Non-GAAP Financial Measures” below.

Revenues

Consolidated revenues of $469.8 million increased $52.3 million, or 12.5%, in the fourth quarter of 2020 compared to the fourth quarter of 2019 primarily due to strong comparable sales results for North America restaurants, including 10.2% for company-owned restaurants and 14.5% for franchised restaurants, resulting in higher company-owned restaurant revenues, franchise royalties and commissary sales. International revenues also increased primarily due to higher commissary revenues and higher royalties from strong comparable sales results of 21.4% for the quarter.

Operating Results

Consolidated operating income of $19.7 million for the fourth quarter of 2020 increased $19.8 million compared to the fourth quarter of 2019. Excluding the impact of Special items, consolidated operating income increased $28.7 million for the three months ended December 27, 2020. See “Reconciliation of Non-GAAP Financial Measures,” for additional information. The increase, excluding Special items, was primarily due to temporary franchise support of $25.4 million in the fourth quarter of 2019 (see “Temporary Franchise Support” below) and higher income from higher comparable sales both domestically and internationally.

Diluted earnings per share was $0.28 for the fourth quarter of 2020 representing an increase of $0.46 over the fourth quarter of 2019. Excluding Special items, diluted earnings per share was $0.40 representing an increase of $0.65 over the fourth quarter of 2019. Diluted earnings per share was reduced by approximately $0.01 per diluted share in the fourth quarter of 2020 ($0.03 impact when excluding Special items) due to income attributable to participating securities, including our Series B Convertible Preferred Stock (the “Series B Preferred Stock”), based on the allocation of undistributed earnings to participating securities in the period. See “Participating Securities Earnings Per Share” for additional information related to the calculation of income attributable to participating securities for the three months ended December 27, 2020.

Segment Results

	Three Months Ended
	Reported	Special	Adjusted	Reported	Special	Adjusted	Adjusted
	Dec. 27,	items	Dec. 27,	Dec. 29,	items	Dec. 29,	Increase
(In thousands)	2020	in 2020	2020	2019	in 2019	2019	(Decrease)

Domestic Company-owned restaurants	$3,197	$-	$3,197	$12,486	$(2,850)	$9,636	$(6,439)
North America franchising	26,946	-	26,946	16,669	-	16,669	10,277
North America commissaries	8,606	-	8,606	8,488	-	8,488	118
International	7,198	-	7,198	4,084	-	4,084	3,114
All others	2,013	-	2,013	192	-	192	1,821
Unallocated corporate expenses	(28,091)	5,985	(22,106)	(42,121)	-	(42,121)	20,015
Elimination of intersegment (profits) losses	(171)	-	(171)	70	-	70	(241)
Adjusted operating income (loss)	$19,698	$5,985	$25,683	$(132)	$(2,850)	$(2,982)	$28,665

	Year Ended
	Reported	Special	Adjusted	Reported	Special	Adjusted
	Dec. 27,	items	Dec. 27,	Dec. 29,	items	Dec. 29,	Adjusted
(In thousands)	2020	in 2020	2020	2019	in 2019	2019	Increase

Domestic Company-owned restaurants	$37,049	$-	$37,049	$33,957	$(4,739)	$29,218	$7,831
North America franchising	89,801	-	89,801	64,362	-	64,362	25,439
North America commissaries	33,185	-	33,185	30,690	-	30,690	2,495
International	24,034	-	24,034	18,738	-	18,738	5,296
All others	7,043	-	7,043	(1,966)	-	(1,966)	9,009
Unallocated corporate expenses	(100,069)	5,985	(94,084)	(120,280)	14,221	(106,059)	11,975
Elimination of intersegment (profits) losses	(790)	-	(790)	(966)	-	(966)	176
Adjusted operating income	$90,253	$5,985	$96,238	$24,535	$9,482	$34,017	$62,221

Consolidated operating income of $19.7 million for the fourth quarter of 2020 increased $19.8 million from the fourth quarter of 2019. Excluding the impact of Special items, the increase was $28.7 million. Significant changes in operating income and operating income, excluding Special items, are as follows:

  Domestic Company-owned restaurants operating income was $3.2 million for the fourth quarter of 2020, a decrease of $6.4 million. The higher profits from comparable sales of 10.2% were offset by labor initiatives, bonuses, including the previously announced special end-of-year bonus for front-line team members, and increased commodities costs. Additionally, the prior period benefited from the expiration of customer rewards associated with our Papa Rewards loyalty program ($2.6 million benefit for the fourth quarter of 2019).
  North America franchising increased $10.3 million to $26.9 million primarily due to higher comparable sales of 14.5% and a higher effective royalty rate due to the completion of our franchise assistance program in the third quarter of 2020 (see “Temporary Franchise Support” for additional information).
  North America commissaries was relatively flat as higher profits from higher volumes were substantially offset by higher bonuses, including the bonus for front-line team members previously mentioned.
  International increased $3.1 million to $7.2 million primarily due to higher profits from higher comparable sales of 21.4% and higher PJUK commissary income attributable to higher comparable sales and increased units.
  All others, which primarily includes our online and mobile ordering business, our wholly owned print and promotions subsidiary and our North America marketing funds, increased $1.8 million primarily due to higher online revenues.
  Unallocated corporate expenses decreased approximately $20.0 million primarily due to lower discretionary marketing fund investments (see “Temporary Franchise Support” for additional information).

Full Year Results

Consolidated revenues increased 12.0% to $1,813.2 million for the year ended December 27, 2020, compared to the prior year comparable period, primarily due to higher comparable sales which benefited each of the company’s operating segments. Consolidated operating income increased $65.7 million for the year ended December 27, 2020 ($62.2 million excluding Special items), compared to the prior year comparable period, primarily due to improved results from North America franchising and Domestic Company-owned restaurants and lower temporary franchise support.

For the year ended December 27, 2020, diluted earnings per share was $1.28 representing an increase of $1.52 over the prior year period. Excluding Special items, diluted earnings per share was $1.40 representing an increase of $1.37 over the prior year period. Diluted earnings per share was reduced by approximately $0.07 per share for the year ($0.09 impact when excluding Special items) due to income attributable to participating securities, including Series B Preferred Stockholders, based on the allocation of undistributed earnings to participating securities in the period. See “Participating Securities Earnings Per Share” for additional information related to the calculation of income attributable to participating securities for the year ended December 27, 2020.

The company’s cash flow from operating activities for the year ended December 27, 2020 was $186.4 million, compared to $61.7 million a year ago, reflecting higher net income and favorable working capital changes, including timing of payments. This resulted in significantly higher free cash flow (a non-GAAP financial measure defined as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders) of $137.1 million, compared to $14.0 million for the year ended December 29, 2019. See “Free Cash Flow” for additional information.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the SEC for additional information concerning our operating results and cash flow for the year ended December 27, 2020.

Cash Dividend

The company paid common and preferred stock dividends of $10.9 million in the fourth quarter of 2020. The company declared first quarter 2021 dividends of approximately $10.8 million on January 25, 2021, which were paid to common shareholders on February 19, 2021. The first quarter preferred dividend will be paid on April 1, 2021. The declaration and payment of any future dividends on our common stock will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. The holders of Series B Preferred Stock receive quarterly preferred dividends and common stock dividends on an as converted to common stock basis.

Global Restaurant Unit Data

As of December 27, 2020, there were 5,400 Papa John’s restaurants operating in 48 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 28, 2020	597	2,689	3,286	2,074	5,360
Opened	1	24	25	73	98
Closed	(10)	(12)	(22)	(36)	(58)
Ending - December 27, 2020 (1)	588	2,701	3,289	2,111	5,400

Year Ended
Beginning - December 29, 2019	598	2,690	3,288	2,107	5,395
Opened	2	62	64	156	220
Closed	(12)	(51)	(63)	(152)	(215)
Ending - December 27, 2020 (1)	588	2,701	3,289	2,111	5,400
Net unit growth (decline)	(10)	11	1	4	5
% increase (decrease)	(1.7%)	0.4%	0.0%	0.2%	0.1%
(1)

Temporary closures as a result of the COVID-19 outbreak are not reflected as “closed” in the restaurant progression above. Of the company’s 2,111 international franchised stores, approximately 65 stores were temporarily closed as of December 27, 2020, principally in Latin America and Europe, in accordance with government policies. In North America, almost all traditional restaurants remain open and fully operational. A number of non-traditional restaurants located in universities and stadiums are temporarily closed; these non-traditional locations are not significant to our revenues and operating results.

Our development pipeline as of December 27, 2020 included approximately 1,460 restaurants (210 units in North America and 1,250 units internationally), the majority of which are scheduled to open over the next six years.

Strategic Corporate Reorganization for Long-term Growth

On September 17, 2020, we announced plans to open an office in Atlanta, Georgia. The Atlanta office is part of a broader strategic reorganization of corporate functions reflecting the company’s ongoing transformation into a brand and culture that can effectively and efficiently deliver on the company’s purpose, values and strategic business priorities. The opening of the Atlanta location and related organizational changes are expected to be completed by the summer of 2021. Affected employees who do not relocate to Atlanta have been offered a separation package. We expect to incur certain one-time corporate reorganization costs of approximately $15 to $20 million related to employee severance and transition, recruitment and relocation, and third-party and other costs through 2021, and $6.0 million (or approximately $0.12 per diluted share) of these strategic corporate reorganization costs were incurred in the fourth quarter of 2020. See “Reconciliation of Non-GAAP Financial Measures” for additional information.

2021 Outlook

Given on-going uncertainty surrounding the future impact of COVID-19, we are not providing outlook for 2021 at this time.

Conference Call and Website Information

A conference call is scheduled for February 25, 2021 at 8:00 a.m. Eastern Time to review the company’s fourth quarter and full year 2020 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (International). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 9479043.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the novel coronavirus disease (COVID-19), including our cash on hand and access to our credit facilities, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, the duration and number of temporary store closures, our plans to open a new office in Atlanta, the associated reorganization costs and the related organizational, employment and real estate changes that are expected, royalty relief, the effectiveness of our menu innovations and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.

Our forward-looking statements are based on our assumptions which are based on currently available information, including assumptions about our ability to manage difficulties and opportunities associated with or related to the COVID-19 pandemic, including risks related to: the impact of governmental restrictions on freedom of movement and business operations including quarantines, social distancing requirements and mandatory business closures; the virus’s impact on the availability of our workforce; the potential disruption of our supply chain; changes in consumer demand or behavior; impact of delayed new store openings, both domestically and internationally; the overall contraction in global economic activity, including increased unemployment; our liquidity position; our ability to navigate changing governmental programs and regulations relating to the pandemic; the increased risk of phishing and other cyber-attacks; our ability to successfully implement or fully realize the anticipated benefits of our corporate reorganization and new office in Atlanta, Georgia and corporate reorganization in the timeframes we desire or within the expected range of expenses, or at all; In addition, turnover in our support teams due to our relocations to Georgia could distract our employees, decrease employee morale, harm our reputation, and negatively impact the overall performance of our corporate support teams. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2020. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Supplemental Information and Financial Statements

Definition

Comparable sales: We believe North America, international and global restaurant and comparable sales growth information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Reconciliation of Non-GAAP Financial Measures

Effective as of the first quarter of 2020, the company modified its presentation of adjusted (non-GAAP) financial results to no longer present certain financial assistance provided to the North America system in the form of royalty relief and discretionary marketing fund investments as Special charges. This financial assistance, which began in the third quarter of 2018 in response to declining sales in North America, concluded in the third quarter of 2020. The adjusted financial results for the three months and full year ended December 27, 2019 have been revised to remove these items. See “Temporary Franchise Support” for additional information regarding this change in presentation.

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. The non-GAAP adjusted results shown below and within this press release, which exclude the items in the table below (collectively defined as “Special items”), should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

	Three Months Ended		Year Ended
	Dec. 27,	Dec. 29,	Dec. 27,	Dec. 29,
(In thousands, except per share amounts)	2020	2019	2020	2019

GAAP operating income (loss)	$19,698	$(132)	$90,253	$24,535
Strategic corporate reorganization costs (1)	5,985	-	5,985	-
Special charges:
Legal and advisory fees (2)	-	-	-	5,922
Mark-to-market adjustment on option valuation (3)	-	-	-	5,914
Other costs (4)	-	-	-	2,385
Refranchising gains	-	(2,850)	-	(4,739)
Adjusted operating income (loss)	$25,683	$(2,982)	$96,238	$34,017

GAAP net income (loss) attributable to common shareholders	$9,319	$(5,612)	$41,737	$(7,633)
Strategic corporate reorganization costs (1)	5,985	-	5,985	-
Special charges:
Legal and advisory fees (2)	-	-	-	5,922
Mark-to-market adjustment on option valuation (3)	-	-	-	5,914
Other costs (4)	-	-	-	2,385
Refranchising gains	-	(2,850)	-	(4,739)
Tax effect of Non-GAAP items (5) (6)	(1,346)	635	(1,346)	(799)
Two-class impact for Non-GAAP adjustment to net income (7)	(658)	-	(662)	-
Adjusted net income (loss) attributable to common shareholders	$13,300	$(7,827)	$45,714	$1,050

GAAP diluted earnings (loss) per share	$0.28	$(0.18)	$1.28	$(0.24)
Strategic corporate reorganization costs (1)	0.18	-	0.18	-
Special charges:
Legal and advisory fees (2)	-	-	-	0.19
Mark-to-market adjustment on option valuation (3)	-	-	-	0.19
Other costs (4)	-	-	-	0.07
Refranchising gains	-	(0.09)	-	(0.15)
Tax effect of Non-GAAP items (5) (6)	(0.04)	0.02	(0.04)	(0.03)
Two-class impact for Non-GAAP adjustment to earnings per share (7)	(0.02)	-	(0.02)	-
Adjusted diluted earnings (loss) per share	$0.40	$(0.25)	$1.40	$0.03
(1)

Represents strategic corporate reorganization costs associated with our new office in Atlanta, Georgia projected to open in the summer of 2021. See “Strategic Corporate Reorganization for Long-term Growth” for additional information.

(2)

Represents advisory and legal costs incurred in 2019 primarily associated with the review of a wide range of strategic opportunities that culminated in the strategic investment in the company by affiliates of Starboard Value LP (“Starboard”) as well as certain litigation costs associated with legal proceedings initiated by our founder.

(3)

Represents a one-time mark-to-market adjustment of $5.9 million primarily related to the increase in the fair value of the Starboard option to purchase Series B Preferred Stock that culminated in the purchase of additional preferred stock in late March 2019.

(4)	Includes severance costs for our former CEO and costs related to the termination of a license agreement for intellectual property no longer being utilized.
(5)	The tax effect for strategic corporate reorganization costs was calculated by applying the 2020 full year marginal tax rate of 22.5%.
(6)

The tax effect for Legal and advisory fees, Other costs, and Refranchising gains was calculated by applying the 2019 full year marginal rate of 22.4%. The mark-to-market adjustment on option valuation was non-deductible for tax purposes.

(7)	Represents an adjustment to the allocation of undistributed earnings to participating securities for the strategic corporate reorganization costs.

Temporary Franchise Support

Beginning in the third quarter of 2018, the company began providing various forms of support and financial assistance to the North America franchise system in response to declining North America sales. In July 2019, the company announced a formal relief program to provide our North America franchisees with certainty regarding the availability and schedule of the temporary relief which concluded in the third quarter of 2020.

As previously mentioned, effective as of the first quarter of 2020, the company no longer presents certain royalty relief and discretionary marketing fund investments, included herein as “Temporary Franchise Support,” as Special items within its adjusted financial results. The prior period adjusted financial measures presented above in “Reconciliation of non-GAAP Financial Measures” have also been revised to remove the impact of these items. The Temporary Franchise Support concluded in the third quarter of 2020.

Temporary Franchise Support investments were $29.3 million (or approximately $0.69 per diluted share) for the full year ended December 27, 2020 (none for the three-month period), compared to $25.4 million (or approximately $0.62 per diluted share) and $46.6 million (or approximately $1.14 per diluted share) for the three and twelve months ended December 29, 2019, respectively, as follows (in thousands):

	Three Months Ended		Year Ended
	Dec. 27, 2020	Dec. 29, 2019	Dec. 27, 2020	Dec. 29, 2019
Royalty relief (a)	$-	$5,404	$14,270	$19,096
Marketing fund investments (b)	-	20,000	15,000	27,500
Total Temporary Franchise Support	$-	$25,404	$29,270	$46,596
(a)

Represents financial assistance provided to the North America system in the form of temporary royalty reductions that are above and beyond the level of franchise assistance the company would incur in the ordinary course of its business. These royalty reductions are not an expense, but rather consist of the amount of waived royalties that the company would otherwise have been entitled to absent the waiver. The waived royalties are not included in North America franchise royalties and fees revenues.

(b)

Represents incremental discretionary marketing fund investments in excess of contractual company-owned restaurant-level contributions, which were made as part of our previously announced temporary financial support package to our franchisees. The marketing fund investments are included in Unallocated corporate expenses.

Free Cash Flow

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment and dividends paid to preferred shareholders. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. The company’s free cash flow for the years ended December 27, 2020 and December 29, 2019, respectively were as follows (in thousands):

	Year Ended
	Dec. 27,	Dec. 29,
	2020	2019

Net cash provided by operating activities	$186,439	$61,749
Purchases of property and equipment	(35,652)	(37,711)
Dividends paid to preferred shareholders	(13,649)	(10,020)
Free cash flow	$137,138	$14,018

Participating Securities Earnings Per Share

We compute earnings per common share using the two-class method, by which net income attributable to participating securities, in addition to preferred stock dividends and accretion, is deducted from net income attributable to the company to determine net income attributable to common shareholders. Net income attributable to participating securities is the portion of undistributed earnings, defined as net income attributable to the company, less dividends paid to common and preferred shareholders, that would be allocated to the holders of participating securities on an as-converted basis.

The calculation to determine the amount of undistributed earnings to allocate to participating securities is as follow (in thousands):

	Three Months Ended		Year Ended
	Dec. 27, 2020	Allocation %	Dec. 27, 2020	Allocation %
Calculation of net income attributable to participating securities and common shareholders:

Share count allocation calculation:
Diluted weighted average common shares outstanding	32,981	85.8%	32,717	85.7%
Participating preferred stock weighted average shares outstanding, as-converted (252,530,000/$50.06)	5,045	13.1%	5,045	13.2%
Participating unvested restricted stock weighted average shares outstanding	412	1.1%	425	1.1%
Total share count	38,438	100.0%	38,187	100.0%

Undistributed earnings allocation:
Net income attributable to the company	$13,167		$57,932
Dividends paid to common and preferred stock	(10,797)		(43,011)
Total undistributed earnings	$2,370		$14,921

Net income attributable to participating securities:
Total undistributed earnings - allocable to participating preferred stock	$(311)	13.1%	$(1,971)	13.2%
Total undistributed earnings - allocable to participating unvested restricted stock	(24)	1.1%	(165)	1.1%
Total net income attributable to participating securities	$(335)	14.2%	$(2,136)	14.3%

Net income attributable to common shareholders:
Net income attributable to the company	$13,167		$57,932
Dividends paid to participating securities and accretion	(3,513)		(14,059)
Net income attributable to participating securities	(335)		(2,136)
Net income attributable to common shareholders	$9,319		$41,737

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 27,	December 29,
	2020	2019
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$130,204	$27,911
Accounts receivable, net	90,135	70,462
Notes receivable, current portion	11,318	7,790
Income tax receivable	1,273	4,024
Inventories	30,265	27,529
Prepaid expenses and other current assets	43,212	43,830
Total current assets	306,407	181,546

Property and equipment, net	200,895	211,741
Finance lease right-of-use assets, net	16,840	9,383
Operating lease right-of-use assets	148,110	148,229
Notes receivable, less current portion, net	36,538	33,010
Goodwill	80,791	80,340
Deferred income taxes	10,800	1,839
Other assets	72,389	64,633
Total assets	$872,770	$730,721

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$37,370	$29,141
Income and other taxes payable	10,263	7,599
Accrued expenses and other current liabilities	174,563	108,517
Current deferred revenue	19,590	17,673
Current finance lease liabilities	3,545	1,789
Current operating lease liabilities	23,538	23,226
Current portion of long-term debt	20,000	20,000
Total current liabilities	288,869	207,945

Deferred revenue	13,664	14,722
Long-term finance lease liabilities	13,531	7,629
Long-term operating lease liabilities	124,666	125,297
Long-term debt, less current portion, net	328,292	347,290
Deferred income taxes	948	2,649
Other long-term liabilities	111,364	84,927
Total liabilities	881,334	790,459

Series B Convertible Preferred Stock	251,901	251,133
Redeemable noncontrolling interests	6,474	5,785

Total Stockholders' deficit	(266,939)	(316,656)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$872,770	$730,721

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	Dec. 27, 2020	Dec. 29, 2019	Dec. 27, 2020	Dec. 29, 2019
(In thousands, except per share amounts)
Revenues:
Domestic company-owned restaurant sales	$174,440	$161,459	$700,757	$652,053
North America franchise royalties and fees	27,837	18,613	96,732	71,828
North America commissary revenues	176,414	161,917	680,793	612,652
International revenues	36,371	27,081	123,963	102,924
Other revenues	54,749	48,444	210,989	179,791
Total revenues	469,811	417,514	1,813,234	1,619,248

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	144,717	127,197	563,799	526,237
North America commissary expenses	164,261	149,255	630,937	569,180
International expenses	21,219	15,188	73,994	57,702
Other expenses	52,085	46,573	200,304	175,592
General and administrative expenses	55,562	70,104	204,242	223,460
Depreciation and amortization	12,269	12,179	49,705	47,281
Total costs and expenses	450,113	420,496	1,722,981	1,599,452
Refranchising gains	-	2,850	-	4,739
Operating income (loss)	19,698	(132)	90,253	24,535
Investment income (loss)	436	(145)	2,131	1,104
Interest expense	(4,097)	(4,547)	(17,022)	(20,593)
Income (loss) before income taxes	16,037	(4,824)	75,362	5,046
Income tax expense (benefit)	2,764	(3,146)	14,748	(611)
Net income (loss) before attribution to noncontrolling interests	13,273	(1,678)	60,614	5,657
Net income attributable to noncontrolling interests	(106)	(464)	(2,682)	(791)
Net income (loss) attributable to the company	$13,167	$(2,142)	$57,932	$4,866

Calculation of net income (loss) for earnings (loss) per share:
Net income (loss) attributable to the company	$13,167	$(2,142)	$57,932	$4,866
Dividends paid to participating securities and accretion	(3,513)	(3,470)	(14,059)	(12,499)
Net income attributable to participating securities	(335)	-	(2,136)	-
Net income (loss) attributable to common shareholders	$9,319	$(5,612)	$41,737	$(7,633)

Basic earnings (loss) per common share	$0.29	$(0.18)	$1.29	$(0.24)
Diluted earnings (loss) per common share	$0.28	$(0.18)	$1.28	$(0.24)

Basic weighted average common shares outstanding	32,698	31,783	32,421	31,632
Diluted weighted average common shares outstanding	32,981	31,783	32,717	31,632

Dividends declared per common share	$0.225	$0.225	$0.900	$0.900

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	Dec. 27, 2020	Dec. 29, 2019

Operating activities
Net income before attribution to noncontrolling interests	$60,614	$5,657
Adjustments to reconcile net income to net cash provided by operating activities:
(Credit) provision for allowance for credit losses on accounts and notes receivable	(4,734)	3,139
Depreciation and amortization	49,705	47,281
Deferred income taxes	(9,268)	(3,764)
Preferred stock option mark-to-market adjustment	—	5,914
Stock-based compensation expense	16,310	15,303
Refranchising gains	—	(4,739)
Other	2,257	3,203
Changes in operating assets and liabilities:
Accounts receivable	(22,420)	(6,181)
Income tax receivable	3,760	12,122
Inventories	(2,736)	(326)
Prepaid expenses and other current assets	2,884	1,367
Other assets and liabilities	20,879	(6,354)
Accounts payable	8,229	2,035
Income and other taxes payable	2,664	1,009
Accrued expenses and other current liabilities	59,353	(11,331)
Deferred revenue	(1,058)	(2,586)
Net cash provided by operating activities	186,439	61,749

Investing activities
Purchases of property and equipment	(35,652)	(37,711)
Notes issued	(16,589)	(15,864)
Repayments of notes issued	11,154	5,616
Proceeds from divestitures of restaurants	—	13,495
Other	16	1,889
Net cash used in investing activities	(41,071)	(32,575)

Financing activities
Repayments of term loan	(20,000)	(15,000)
Net repayments of revolving credit facilities	—	(240,026)
Proceeds from exercise of stock options	30,622	16,010
Dividends paid to common stockholders	(29,362)	(28,552)
Dividends paid to preferred stockholders	(13,649)	(10,020)
Tax payments for equity award issuances	(3,974)	(1,433)
Acquisition of Company common stock	(2,701)	—
Proceeds from issuance of preferred stock	—	252,530
Issuance costs associated with preferred stock	—	(7,527)
Contributions from noncontrolling interests	—	840
Distributions to noncontrolling interests	(2,420)	(870)
Other	(1,977)	(526)
Net cash used in financing activities	(43,461)	(34,574)

Effect of exchange rate changes on cash and cash equivalents	386	53
Change in cash and cash equivalents	102,293	(5,347)
Cash and cash equivalents at beginning of period	27,911	33,258

Cash and cash equivalents at end of period	$130,204	$27,911

Contacts

Ann Gugino
Chief Financial Officer
502-261-7272

Steve Coke
Senior Vice President of Financial Operations, Accounting and Reporting
502-261-7272